Delaney Equity Group, LLC

FINRA / SIPC MEMBER

November 13, 2012

Frederick Ziegler, President Rangeford Resources, Inc. 8541 North Country Road 11

Wellington, CO 80549

Re: Placement Agent/ Investment Banking Agreement

Dear Mr. Ziegler,

This Placement Agent / Investment Banking Agreement (this “Agreement”) will confirm that, Rangeford Resources, Inc. engages Delaney Equity Group, LLC. ("Delaney"), to act alone or with other firms on a best efforts basis as its non-exclusive placement agent, on a commercially reasonable basis using its best efforts to provide certain Services (as defined below) to the Company in accordance with the terms and conditions set forth herein; and Delaney hereby agrees to provide such Services on a commercially reasonable best-efforts basis to the Company in accordance with such terms and conditions. Delaney makes no assurances that the provision of the Services hereunder will be successful.

Now, therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. For the purposes of this Agreement, the term "Services" shall include efforts to obtain capital for the Company or any of its Projects, or otherwise arrange for the Company to receive capital on terms and conditions acceptable to the Company, through any legal means, whether equity, debt or any combination thereof, at the sole discretion of the Company(collectively, a “Financing”)

2. For the purposes of this Agreement, an Accredited Investor, as such term is defined in Rule 501 of Regulation D, shall be considered to have been introduced to the Company by or through Delaney if the Accredited Investor was first introduced to the Company either directly or indirectly by Delany, its agents or employees, (a “Delaney Referred Investor”). Delaney agrees to designate, in writing, a Delaney Referred Investor at the time the referral is made

3. Nothing contained in this Agreement shall be construed as an offer by Delaney or any of its affiliates to extend credit.  In addition, Delaney does not provide legal, tax or accounting services and does not render such advice.

4. The “Term” of this Agreement shall extend from the date of this agreement executed for a period of one (1) year or until delivery of written notice by the Company to Delaney to terminate this agreement at any time with or without cause (the “Termination Date”), provided, however, that the termination of this Agreement shall not in any way limit, modify, or otherwise affect the rights of Delaney to: (i) receive its entire compensation pursuant to the terms of this Agreement in connection with a Financing involving the Company during the Term of this Agreement or subsequent to the termination or expiration of this Agreement as provided in Section 5(a)(v) below, (ii) receive reimbursement, on an accountable basis and in an amount not to exceed $10,000, of expenses incurred by Delaney up to the date of termination or expiration of this Agreement pursuant to the terms of Section 5(a)(iv) hereof, and (iii) be protected by the indemnification rights, waivers and other provisions of this Agreement. Delaney will submit the sales materials, any preliminary/introductory letter or memorandum and all other material written information to the Company for approval before distributing. The Company will authorize distribution or provide comments to Delaney within five business days after receiving such material.

5. In consideration of the performance of the Services pursuant to this Agreement, the Company shall compensate Delaney as follows:

Upon the execution of this Agreement, the Company will pay to Delaney a fee $000 payable within two (2) business days after the signing of this Agreement by the Company. Said funds will be used to defray the cost of performing initial Due Diligence, travel and background checks in conformity with the rules of the Financial Industry Regulatory Authority (“FINRA”). Delaney agrees to share this due diligence with Delaney Referred Investors should the information be requested and the distribution of the information meet with Delaney’s customary business practices

a. The obligation of the Company to pay fees under this section 5 a. of the agreement shall not arise until upon the closing of a Financing on terms accepted in writing by the Company with a Delaney Referred Investor, the Company shall pay fees to Delaney promptly following the actual transfer of Consideration (as defined herein) to the Company, its stockholders, affiliates or subsidiaries. These fees shall consist of the following:

i. A cash fee equal to six percent (6.0%) of the Net Consideration received by the Company, its stockholders, affiliates or subsidiaries from said investors relative to a Financing referred to in this Section 5(a)(i). Net Consideration will be defined as all gross funds received minus all costs and fees associated incurred by Delaney as defined in Section 5(a)(ii).  In addition, the Company shall issue to Delaney warrants (the "Financing Warrants") (the effective price per share and effective rights will be the same as that of the investors for the Securities in the Financing at the closing transaction equal to five percent (5%) of the number of Shares Purchased.  The cash fee shall be payable to Delaney by the Company within three (3) business days of closing.  The Financing Warrants shall be issued to Delaney within 30 days of the closing.

ii. The Company agrees to reimburse Delaney for any reasonable expenses incurred by Delaney. These expenses shall be billed at cost. These expenses shall be limited to 2% of the amount of the raised funds.

iii. Subsequent Transactions Tail. During the Term of this Agreement, and for a period of twelve (12) months after the termination, last closing or expiration of this Agreement, if the Company consummates a Financing with any Delaney Referred Investor or Group then the Company shall pay to Delaney all fees and expenses provided hereunder.

b. During the Term of this Agreement and subject to the Company’s prior written approval which may not be unreasonably withheld, Delaney reserves the right to have selected dealers ("Selected Dealers") in good standing with the NYSE and/or the Financial Industry Regulatory Authority ("FINRA") participate in the Financing, specifically for the purposes of assisting the Company in finding qualified accredited investors for any Financing. Upon the Company’s written approval, Delaney will enter into a separate Commission Sharing Agreement with the outside Selected Dealers. The Commission Sharing Agreement will be provided to the Company upon execution.  The Commissions described in section 5(a) shall be shared between Delaney and the Selected Dealers as per the Commission Sharing Agreement.

6. The Company agrees to act in good faith and provide Delaney with customary files, contracts, agreements, and research reports so that it can properly conduct the required due diligence.

7. Delaney shall furnish the Company with a progress report, on a monthly basis, in writing describing the efforts of the raise, including: (1) whom was solicited, and (2) the results  of the solicitation. This report shall be required during the first 90 days of the Agreement.

Any communications specifically required hereunder to be in writing, if sent to Delaney, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Delaney Equity Group, LLC, 2401 PGA Blvd, Suite 280, Palm Beach Gardens, Fl. 33410 ATTN: David Delaney President and if sent to the Company, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to Frederick Ziegler, President, Rangeford Resources, Inc. 8541 North Country Road 11, Wellington, CO 80549.

If this letter correctly sets forth the entire understanding between Delaney and the Company with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding contract.

Accepted and agreed as of the date first above written:

Delaney Equity Group, LLC.

Rangeford Resources, Inc.

David Delaney President

    Frederick Ziegler, President

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